Exhibit 99.1

[FORM OF LETTER TO CERTAIN STOCK OPTION AWARD RECIPIENTS]

            December 19, 2005

[Name]

c/o CBOT Holdings, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

Re:	Vesting of Certain Stock Option Awards Upon a Change of Control

Dear [Name]:

Reference is hereby made to that certain Non-Qualified Stock Option Award granted to you on October 18, 2005 (the “Existing Award”) covering [number] shares of Class A common stock of CBOT Holdings, Inc. (the “Company”) and that certain Non-Qualified Stock Option Award expected to be granted to you on or about January 3, 2006 covering [number] shares of Class A common stock of the Company (the “Expected Award” and together with the Existing Award, the “Covered Stock Option Awards”), in each case, under the Company’s 2005 Long-Term Equity Incentive Plan (the “Plan”).

The purpose of this letter is to inform you that the terms of the Existing Award have been amended to provide, and the terms of any Expected Award will provide, that upon a Change of Control (as defined in the Plan), the options underlying the Covered Stock Option Awards will become vested in their entirety following an involuntary termination of your employment with the Company (or its subsidiaries) within 12 months of such Change of Control.

Nothing herein shall be deemed to create an obligation on the part of the Company to grant the Expected Award referred to herein nor shall this letter be deemed to amend or otherwise modify any other aspect of the Existing Award or the Plan, including, without limitation, the period of time within which the Covered Stock Option Awards must be exercised following termination of employment.

Very truly yours,

Bernard W. Dan
President and Chief Executive Officer